Exhibit 99.1

United Arab Emirates Desalination Energy Recovery Contract Awarded to ERI

91,000 m3/day (24 million gallons per day) Hamriyah Seawater Desalination Plant in Sharjah Selects PX Technology

SAN LEANDRO, Calif.--(BUSINESS WIRE)--Energy Recovery, Inc. (“ERI”) (NASDAQ:ERII), a global leader of ultra-high-efficiency energy recovery products and technology for desalination, announced that it has been awarded a contract to provide the energy recovery technology for the Hamriyah (Phase 1) Power Station Seawater Reverse Osmosis (SWRO) Desalination Plant. Aqua Engineering GmbH and ERI have signed a supply agreement for PX® energy recovery devices for the 91,000 cubic meters per day (m3/day) (24 million gallons per day (MGD)) plant to be located in Sharjah, United Arab Emirates.

The plant was awarded to Austrian company Aqua Engineering GmbH, a subsidiary of Christ Water Technology AG, by the Sharjah Electricity and Water Authority (SEWA). The overall capacity of the Hamriyah facility will be 455,000 m3/day (120 MGD) of fresh water by reverse osmosis technology and 181,000 m3/day (48 MGD) by a thermal desalination process called multiple effect distillation (MED). This phase of the project will include 104 PX-260 PX Pressure Exchanger® energy recovery devices which will save an estimated 13 megawatts of power. Designed with a total of eight (8) SWRO trains operating in parallel, the devices will provide fail-safe redundancy and reliability with little or no down-time. Currently, the plant is under construction and scheduled for start-up in 2009. Initial work on the site included a 600 MW power plant. The SEWA project will eventually supply 2000 MW of power and 637,000 m3/day (168 MGD) of desalinated water.

In late 2007, ERI announced the release of its PX-260 device, the latest addition to its PX technology line of products. The PX-260 is part of the 65-Series product line and is the Company’s largest commercially available energy recovery device, handling brine flow rates of up to 260 gallons per minute (59 cubic meters per hour) – nearly 20% greater capacity than ERI’s former largest device. It operates at the highest efficiency, providing the best overall energy savings and lowest cost of ownership of any commercially available energy recovery solution.

The Middle East has been a mainstay for ERI with many small to large plant installations across the region, ranging from small hotels in Egypt and UAE to larger projects in Saudi Arabia, among others. The company has a regional sales office in Dubai.

“This is the fourth plant within a few years for which we have chosen PX technology. Having installed them in various plant sizes in Oman and UAE, we found these devices working very reliably and most efficiently,” stated Guido Codemo, Process Engineer for Aqua Engineering.

About ERI®

Energy Recovery, Inc. (ERI) is a leading manufacturer of energy recovery devices which help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of SWRO systems at up to 98% efficiency with no downtime or scheduled maintenance.

The company has research, development and manufacturing facilities in the San Francisco technology corridor as well as direct sales offices and technical support centers in key desalination hubs such as Madrid, UAE, Shanghai and Florida. ERI service representatives are based in Algeria, Australia, China, India, Korea, Mexico, Taiwan and the Caribbean.

As the demand for clean, potable water increases, ERI is poised to face the global challenges ahead. For more information on ERI and PX technology, please visit our web site at www.energyrecovery.com.

Note on Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding the timing of plant construction, availability of financing for new desalination plant construction, and the timing of obtaining various government approvals. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, cyclical nature of seawater reverse osmosis plants, delays or postponements in the construction of desalination plants, the ability of our customers to obtain other key components of a plant, delays in governmental approvals, changes in customers’ budgets for desalination plans and the timing of their purchasing decision, and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings, including its Form 424(b)4 Prospectus filed on July 2, 2008, and in particular, the risk factor sections of such filings.

CONTACT:
Energy Recovery Inc.
Audrey Bold, +1-510-483-7370